                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): December 18, 1998




                           BAKER HUGHES INCORPORATED
             (Exact name of registrant as specified in its charter)





         Delaware                       1-9397                  76-0207995
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)




       3900 Essex Lane, Suite 1200
            Houston, Texas                                      77027
(Address of principal executive offices)                      (Zip code)



       Registrant's telephone number, including area code: (713) 439-8600

Item 5. Other Events

The Company files herewith restated financial statements accounted for using the pooling of interests method of business combinations and reflecting the audited transition period related to the Company's change in fiscal year.

Item 7. Financial Statements and Exhibits

The following consolidated financial statements and other financial information of Baker Hughes Incorporated ("Baker Hughes") and independent auditors' report are filed herewith:

      Independent Auditors' Report

      Consolidated Statements of Operations for the three months ended December 31, 1997 and for each of the three years in the period ended September 30, 1997

      Consolidated Statements of Financial Position as of December 31, 1997 and September 30, 1997

      Consolidated Statements of Stockholders' Equity for the three months ended December 31, 1997 and for each of the three years in the period ended September 30, 1997

      Consolidated Statements of Cash Flows for the three months ended December 31, 1997 and for each of the three years in the period ended September 30, 1997

      Notes to Consolidated Financial Statements

      Management's Discussion and Analysis of Financial Condition and Results of Operations

      Selected Financial Data

The following exhibits are filed herewith:

      23.1 Consent of Deloitte & Touche LLP
      27.1 Restated Financial Data Schedules
      27.2 Restated Financial Data Schedules
      27.3 Restated Financial Data Schedules
      27.4 Restated Financial Data Schedules
      27.5 Restated Financial Data Schedules

Baker Hughes Incorporated
INDEPENDENT AUDITORS' REPORT


Stockholders of Baker Hughes Incorporated:


We have audited the accompanying consolidated statements of financial position of Baker Hughes Incorporated and its subsidiaries as of December 31, 1997 and September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three month period ended December 31, 1997 and for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Baker Hughes Incorporated and its subsidiaries at December 31, 1997 and September 30, 1997, and the results of their operations and their cash flows for the three month period ended December 31, 1997 and for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits effective October 1, 1994 to conform with Statement of Financial Accounting Standards No. 112. Also discussed in Note 2, the Company changed its method of accounting for impairment of long-lived assets to be disposed of effective October 1, 1996 to conform with Statement of Financial Accounting Standards No. 121. As discussed in Note 19 to the consolidated financial statements, the Company provided for various reserves and recorded write-downs during the three month period ended September 30, 1998 as a result of a significant change in market conditions for the Company's products and services. Also, as discussed in Note 19 the Company recorded a significant charge for merger costs during the three month period ended September 30, 1998.




December 18, 1998
Houston, Texas

Baker Hughes Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       Year Ended September 30,
                                                            Three Months Ended  ---------------------------------------
(In millions, except per share amounts)                      December 31, 1997    1997            1996           1995
                                                            ------------------  ---------      ---------      ---------
Revenues:
  Sales                                                          $   773.4      $ 2,466.7      $ 2,046.8      $ 1,805.1
  Services and rentals                                               799.5        2,876.9        2,399.0        2,115.3
                                                                 ---------      ---------      ---------      ---------
          Total                                                    1,572.9        5,343.6        4,445.8        3,920.4
                                                                 ---------      ---------      ---------      ---------

Costs and expenses:
  Costs of sales                                                     483.6        1,587.2        1,288.2        1,143.5
  Costs of services and rentals                                      562.1        2,089.7        1,774.6        1,567.9
  Selling, general and administrative                                324.6        1,036.1          889.2          818.2
  Unusual charge                                                                     52.1           39.6
  Acquired in-process research and development                                      118.0
                                                                 ---------      ---------      ---------      ---------
          Total                                                    1,370.3        4,883.1        3,991.6        3,529.6
                                                                 ---------      ---------      ---------      ---------

Operating income                                                     202.6          460.5          454.2          390.8
Interest expense                                                     (24.5)         (91.4)         (87.9)         (89.1)
Interest income                                                        1.1            3.6            4.9            6.6
Spin-off related costs                                                               (8.4)
Gain on sale of Varco stock                                                                         44.3
                                                                 ---------      ---------      ---------      ---------

Income from continuing operations before income
    taxes and cumulative effect of accounting changes                179.2          364.3          415.5          308.3
Income taxes                                                         (68.0)        (163.4)        (169.1)        (126.9)
                                                                 ---------      ---------      ---------      ---------

Income from continuing operations before cumulative
    effect of accounting changes                                     111.2          200.9          246.4          181.4
Cumulative effect of accounting changes:
    Impairment of long-lived assets to be disposed of
        (net of $6.0 income tax benefit)                                            (12.1)
    Postemployment benefits (net of $7.9 income tax benefit)                                                      (14.6)
                                                                 ---------      ---------      ---------      ---------
Income from continuing operations                                    111.2          188.8          246.4          166.8
Discontinued operations                                                2.8         (154.9)          55.7           38.4
                                                                 ---------      ---------      ---------      ---------
Net income                                                       $   114.0      $    33.9      $   302.1      $   205.2
                                                                 =========      =========      =========      =========

Basic earnings per share:
   Income from continuing operations before cumulative
      effect of accounting changes                               $    0.35      $    0.67      $    0.86      $    0.55
   Cumulative effect of accounting changes                                          (0.04)                        (0.05)
   Discontinued operations                                            0.01          (0.52)          0.19           0.13
                                                                 ---------      ---------      ---------      ---------
   Net income                                                    $    0.36      $    0.11      $    1.05      $    0.63
                                                                 =========      =========      =========      =========

Diluted earnings per share:
   Income from continuing operations before cumulative
      effect of accounting changes                               $    0.34      $    0.66      $    0.85      $    0.54
   Cumulative effect of accounting changes                                          (0.04)                        (0.05)
   Discontinued operations                                            0.01          (0.51)          0.19           0.14
                                                                 ---------      ---------      ---------      ---------
   Net income                                                    $    0.35      $    0.11      $    1.04      $    0.63
                                                                 =========      =========      =========      =========

See Notes to Consolidated Financial Statements

Baker Hughes Incorporated
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In millions)                                                       December 31, 1997   September 30, 1997
                                                                    -----------------   ------------------
                                     Assets
Current Assets:
Cash and cash equivalents                                               $   41.9         $   42.1
Receivables-less allowance for doubtful accounts:
    December 31, 1997, $54.4; September 30, 1997, $51.8                  1,519.4          1,492.5
Inventories                                                              1,145.0          1,069.9
Other current assets                                                       213.5            208.5
                                                                        --------         --------
    Total current assets                                                 2,919.8          2,813.0

Property-net                                                             1,979.0          1,909.3
Goodwill and other intangibles - less accumulated amortization:
    December 31, 1997, $238.4;  September 30, 1997, $230.1               1,537.2          1,541.3
Multiclient seismic data and other assets                                  800.1            823.4
                                                                        --------         --------
     Total assets                                                       $7,236.1         $7,087.0
                                                                        ========         ========

                      Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable                                                        $  601.5         $  643.2
Short-term borrowings and current portion of long-term debt                177.4            116.2
Payroll and related expenses                                               287.0            334.3
Other accrued liabilities                                                  351.3            320.9
                                                                        --------         --------
     Total current liabilities                                           1,417.2          1,414.6
                                                                        --------         --------

Long-term debt                                                           1,610.7          1,473.3
                                                                        --------         --------
Deferred income taxes                                                      283.8            297.9
                                                                        --------         --------
Deferred revenue and other long-term liabilities                           405.4            409.7
                                                                        --------         --------
Commitments and contingencies

Stockholders' equity:
Common stock, $1 par value (authorized 400.0 shares; outstanding
    316.8 shares at December 31, 1997 and 316.5 shares at
    September 30, 1997)                                                    316.8            316.5
Capital in excess of par value                                           2,834.0          2,828.5
Retained earnings                                                          494.1            434.2
Cumulative foreign currency translation adjustment                        (160.5)          (144.9)
Unrealized gain on securities available for sale                            38.1             60.7
Pension liability adjustment                                                (3.5)            (3.5)
                                                                        --------         --------
     Total stockholders' equity                                          3,519.0          3,491.5
                                                                        --------         --------
     Total liabilities and stockholders' equity                         $7,236.1         $7,087.0
                                                                        ========         ========


See Notes to Consolidated Financial Statements

Baker Hughes Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                        Cumulative
                                                                             Capital                      Foreign
                                                                            In Excess                    Currency
                                               Preferred      Common           of          Retained     Translation
(In millions, except per share amounts)          Stock         Stock        Par Value      Earnings      Adjustment
                                               ----------    ----------     ----------    ----------    -----------
BALANCE, SEPTEMBER 30, 1994,                   $      4.0    $    140.9     $  1,474.0    $    125.3    $   (102.9)
          as previously reported
    Western Atlas pooling of interests                            142.9        1,029.8          66.0           9.6
                                               ----------    ----------     ----------    ----------    ----------
BALANCE, SEPTEMBER 30, 1994, restated                 4.0         283.8        2,503.8         191.3         (93.3)
     Net income                                                                                205.2
     Cash and accrued dividends on
         convertible preferred stock                                                            (8.0)
     Cash dividends on common
         stock ($.46 per share)                                                                (65.0)
     Foreign currency translation adjustment                                                                  (6.0)
     Repurchase of convertible preferred
         stock                                       (4.0)                      (145.4)        (17.6)
     Unrealized loss adjustment
     Stock issued pursuant to
         employee stock plans                                       2.0           22.9
                                               ----------    ----------     ----------    ----------    ----------
BALANCE, SEPTEMBER 30, 1995                                       285.8        2,381.3         305.9         (99.3)
     Net income                                                                                302.1
     Cash dividends on common
         stock ($.46 per share)                                                                (65.9)
     Foreign currency translation adjustment                                                                  (7.0)
     Unrealized gain adjustment,
         net of $12.2 tax charge
     Stock issued pursuant to
         employee stock plans                                       3.7           67.1
     Treasury stock purchase
                                               ----------    ----------     ----------    ----------    ----------
BALANCE, SEPTEMBER 30, 1996                                       289.5        2,448.4         542.1        (106.3)
     Drilex pooling of interests                                    2.7           46.9           5.7
     Net income                                                                                 33.9
     Spin-off of UNOVA (See Note 3)                                             (513.1)        (77.9)         (8.8)
     Cash dividends on common
         stock ($.46 per share)                                                                (69.6)
     Foreign currency translation adjustment                                                                 (29.8)
     Unrealized gain adjustment,
         net of $22.3 tax charge
     Petrolite and other acquisitions                              20.2          758.4
     Stock issued pursuant to
         employee stock plans                                       4.1           87.9
     Pension adjustment
     Treasury stock purchase
                                               ----------    ----------     ----------    ----------    ----------
BALANCE, SEPTEMBER 30, 1997                                       316.5        2,828.5         434.2        (144.9)
     Net income                                                                                114.0
     Cash dividends on common
         stock ($.115 per share)                                                               (19.5)
     Foreign currency translation adjustment                                                                 (15.6)
     Unrealized loss adjustment,
         net of $10.3 tax benefit
     Stock issued pursuant to
         employee stock plans                                       0.3            5.5
     Adjustment for change in year end                                                         (34.6)
                                               ----------    ----------     ----------    ----------    ----------
BALANCE, DECEMBER 31, 1997                     $       --    $    316.8     $  2,834.0    $    494.1    $   (160.5)
                                               ==========    ==========     ==========    ==========    ==========

                                                Unrealized
                                                Gain (Loss)     Pension
                                                   on          Liability
                                                Securities     Adjustment
                                                 Available        and
(In millions, except per share amounts)          for Sale         Other         Total
                                                ----------     ----------    ----------
BALANCE, SEPTEMBER 30, 1994,                    $     (2.8)                  $  1,638.5
          as previously reported
    Western Atlas pooling of interests                                          1,248.3
                                                ----------                   ----------
BALANCE, SEPTEMBER 30, 1994, restated                 (2.8)                     2,886.8
     Net income                                                                   205.2
     Cash and accrued dividends on
         convertible preferred stock                                               (8.0)
     Cash dividends on common
         stock ($.46 per share)                                                   (65.0)
     Foreign currency translation adjustment                                       (6.0)
     Repurchase of convertible preferred
         stock                                                                   (167.0)
     Unrealized loss adjustment                       (0.6)                        (0.6)
     Stock issued pursuant to
         employee stock plans                                                      24.9
                                                ----------                   ----------
BALANCE, SEPTEMBER 30, 1995                           (3.4)                     2,870.3
     Net income                                                                   302.1
     Cash dividends on common
         stock ($.46 per share)                                                   (65.9)
     Foreign currency translation adjustment                                       (7.0)
     Unrealized gain adjustment,
         net of $12.2 tax charge                      22.7                         22.7
     Stock issued pursuant to
         employee stock plans                                                      70.8
     Treasury stock purchase                                 $     (2.1)           (2.1)
                                                ----------   ----------      ----------
BALANCE, SEPTEMBER 30, 1996                           19.3         (2.1)        3,190.9
     Drilex pooling of interests                                                   55.3
     Net income                                                                    33.9
     Spin-off of UNOVA (See Note 3)                                              (599.8)
     Cash dividends on common
         stock ($.46 per share)                                                   (69.6)
     Foreign currency translation adjustment                                      (29.8)
     Unrealized gain adjustment,
         net of $22.3 tax charge                      41.4                         41.4
     Petrolite and other acquisitions                                             778.6
     Stock issued pursuant to
         employee stock plans                                      13.5           105.5
     Pension adjustment                                            (3.5)           (3.5)
     Treasury stock purchase                                      (11.4)          (11.4)
                                                ----------   ----------      ----------
BALANCE, SEPTEMBER 30, 1997                           60.7         (3.5)        3,491.5
     Net income                                                                   114.0
     Cash dividends on common
         stock ($.115 per share)                                                  (19.5)
     Foreign currency translation adjustment                                      (15.6)
     Unrealized loss adjustment,
         net of $10.3 tax benefit                    (22.6)                       (22.6)
     Stock issued pursuant to
         employee stock plans                                                       5.8
     Adjustment for change in year end                                            (34.6)
                                                ----------   ----------      ----------
BALANCE, DECEMBER 31, 1997                      $     38.1   $     (3.5)     $  3,519.0
                                                ==========   ==========      ==========

See Notes to Consolidated Financial Statements

Baker Hughes Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended September 30,
                                                         Three Months Ended    ------------------------------------------
(In millions)                                             December 31, 1997      1997             1996             1995
                                                         ------------------    --------         --------         --------
Cash Flows From Operating Activities:
Income from continuing operations                             $  111.2         $  188.8         $  246.4         $  166.8
Adjustments to reconcile net income to net cash
    flows from operating activities:
      Depreciation, depletion and amortization                   141.7            554.9            465.0            428.2
      Provision (benefit) for deferred income taxes               (4.2)            (3.9)            28.6             36.0
      Noncash portion of unusual charge                                            32.7             25.3
      Acquired in-process research and development                                118.0
      Gain on sale of Varco stock                                                                  (44.3)
      Gain on disposal of assets                                 (12.0)           (20.7)           (38.0)           (31.7)
      Cumulative effect of accounting changes                                      12.1                              14.6
      Change in receivables                                      (84.4)          (209.2)          (132.1)          (137.4)
      Change in inventories                                      (58.2)          (110.1)           (79.4)           (91.5)
      Change in accounts payable                                   8.5             82.9             43.6             32.2
      Change in other assets and liabilities                      38.5             68.0            121.5            (20.2)
                                                              --------         --------         --------         --------
Net cash flows from continuing operations                        141.1            713.5            636.6            397.0
Net cash flows from discontinued operations                       10.5             12.1             22.3             86.8
                                                              --------         --------         --------         --------
Net cash flows from operating activities                         151.6            725.6            658.9            483.8
                                                              --------         --------         --------         --------

Cash flows from investing activities:
       Expenditures for capital assets and multiclient
            seismic data                                        (296.6)        (1,047.7)          (657.7)          (462.4)
       Proceeds from disposal of assets                           20.5             66.3             98.3             46.1
       Cash obtained in stock acquisitions                                         68.7
       Proceeds from sale of businesses                                                             12.1            122.0
       Acquisition of businesses, net of cash acquired           (43.1)          (107.6)           (33.6)           (20.1)
       Proceeds from sale of investments                                           48.5             95.5
                                                              --------         --------         --------         --------
Net cash flows from continuing operations                       (319.2)          (971.8)          (485.4)          (314.4)
Net cash flows from discontinued operations                       (0.6)          (406.3)             9.6            (25.2)
                                                              --------         --------         --------         --------
Net cash flows from investing activities                        (319.8)        (1,378.1)          (475.8)          (339.6)
                                                              --------         --------         --------         --------

Cash flows from financing activities:
       Net borrowings (payments) from commercial
            paper and revolving credit facilities                (29.0)           471.0            (19.4)            41.7
       Repayment of indebtedness                                 (21.4)          (128.7)          (111.6)           (38.8)
       Proceeds from issuance of long-term debt                                                                      99.9
       Proceeds from issuance of common stock                     13.6             80.0             60.1             19.6
       Dividends                                                 (19.5)           (69.6)           (65.9)           (74.0)
       Payment from UNOVA, Inc.                                  230.0            109.6              2.9              0.4
       Repurchase of preferred stock                                                                               (167.0)
                                                              --------         --------         --------         --------
Net cash flows from continuing operations                        173.7            462.3           (133.9)          (118.2)
Net cash flows from discontinued operations                       13.1            210.4            (44.5)           (88.1)
                                                              --------         --------         --------         --------
Net cash flows from financing activities                         186.8            672.7           (178.4)          (206.3)
Adjustment for change in year end                                (17.3)
Effect of foreign exchange rate changes on cash                   (1.5)            (2.1)            (0.7)
                                                              --------         --------         --------         --------
Increase (decrease) in cash and cash equivalents                  (0.2)            18.1              4.0            (62.1)
Cash and cash equivalents, beginning of year                      42.1             24.0             20.0             82.1
                                                              --------         --------         --------         --------
Cash and cash equivalents, end of year                        $   41.9         $   42.1         $   24.0         $   20.0
                                                              ========         ========         ========         ========

See Notes to Consolidated Financial Statements

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION

CHANGE IN YEAR END

On August 27, 1998, the Board of Directors of Baker Hughes Incorporated ("Baker Hughes") approved a change in the Company's fiscal year end from September 30 to December 31, effective with the calendar year beginning January 1, 1998. A three month transition period from October 1, 1997 through December 31, 1997 (the "Transition Period") precedes the start of the 1998 fiscal year.

MERGER

On August 10, 1998, Baker Hughes completed a merger with Western Atlas Inc. ("Western Atlas") by issuing 148.6 million shares of Baker Hughes common stock for all of the outstanding common stock of Western Atlas (the "Merger"). Each share of Western Atlas common stock was exchanged for 2.7 shares of Baker Hughes common stock. Western Atlas, the common stock of which was previously publicly traded, is a leading supplier of oilfield services and reservoir information technologies for the worldwide oil and gas industry. It specializes in land, marine and transition- zone seismic data acquisition and processing services, well-logging and completion services and reservoir characterization and project management services.

The Merger was accounted for as a pooling of interests and, accordingly, all prior period consolidated financial statements of Baker Hughes have been restated to include the results of operations, financial position and cash flows of Western Atlas. Information concerning common stock, employee stock plans and per share data has been restated on an equivalent share basis. The consolidated financial statements as of September 30, 1997 and for each of the three years in the period ended September 30, 1997 include Baker Hughes' previous September 30 fiscal year amounts and Western Atlas' December 31 calendar year amounts for the respective fiscal years of Baker Hughes. Consolidated financial statements for the three months ended December 31, 1997 include amounts for Baker Hughes and Western Atlas for the three months ended December 31, 1997. As a result, Western Atlas' results of operations for the three months ended December 31, 1997 are included in both the consolidated financial statements for the year ended September 30, 1997 and for the three months ended December 31, 1997.

The reconciliations of revenue, income from continuing operations and net income(loss) of Baker Hughes and Western Atlas for the periods prior to the combination are as follows (in the Notes to Consolidated Financial Statements, all dollar amounts in tabulations are in millions of dollars unless otherwise indicated, and 1997, 1996 and 1995 refer to the respective years ended September
30. The Transition Period refers to the three months ended December 31, 1997):

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                                  Year Ended September 30,
                                     Three Months Ended   -----------------------------------------
                                      December 31, 1997     1997             1996            1995
                                     ------------------   --------         --------        --------
Revenues:
  Baker Hughes                            $1,133.4        $3,685.4         $3,027.7        $2,637.5
  Western Atlas                              439.5         1,658.2          1,418.1         1,282.9
                                          --------        --------         --------        --------
         Combined                         $1,572.9        $5,343.6         $4,445.8        $3,920.4
                                          ========        ========         ========        ========

Income from continuing operations:
  Baker Hughes                            $   79.4        $   97.0         $  176.4        $  105.4
  Western Atlas                               31.8            91.8             70.0            61.4
                                          --------        --------         --------        --------
         Combined                         $  111.2        $  188.8         $  246.4        $  166.8
                                          ========        ========         ========        ========

Net income (loss):
  Baker Hughes                            $   79.4        $   97.0         $  176.4        $  105.4
  Western Atlas                               34.6           (63.1)           125.7            99.8
                                          --------        --------         --------        --------
         Combined                         $  114.0        $   33.9         $  302.1        $  205.2
                                          ========        ========         ========        ========


There were no material adjustments required to conform the accounting policies of the two companies. Certain amounts of Western Atlas have been reclassified to conform to the reporting practices of Baker Hughes.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Baker Hughes Incorporated and all majority owned subsidiaries (the "Company"). Investments in which the Company owns 20% to 50% and exercises significant influence over operating and financial policies are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION: Revenue from product sales are recognized upon delivery of products to the customer. Revenue from services and rentals are recorded when such services are rendered.

INVENTORIES: Inventories are stated primarily at the lower of average cost or market.

PROPERTY: Property is stated principally at cost less accumulated depreciation, which is generally provided by using the straight-line method over the estimated useful lives of individual items. The Company manufactures a substantial portion of its rental tools and equipment, and the cost of these items includes direct and indirect manufacturing costs. The Company is developing and implementing an enterprise-wide software system. External direct costs of consulting services and payroll related cost of employees who work full time on implementation of the enterprise-wide

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


software system are capitalized. Costs associated with business process reengineering are expensed as incurred.

The Company uses the full-cost method of accounting for its investment in oil and gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves. Depreciation, depletion and amortization of oil and gas properties is computed using the unit-of-production method based upon production and estimates of proved reserves. The full-cost accounting rules of the Securities and Exchange Commission include a reserve value ceiling test that requires a write-down if the ceiling is exceeded. The Company had write-downs of $12.5 million and $7.0 million during 1997 and 1996, respectively, due to ceiling test limitations.

MULTICLIENT SEISMIC DATA: Costs incurred in the creation of Company owned multiclient seismic data are capitalized and amortized over the estimated revenue that the Company expects to receive from the licensing of such data. Cash prepayments received from customers for specific contracts are included in deferred revenue until earned.

IMPAIRMENT OF ASSETS: The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective October 1, 1996. The statement sets forth guidance as to when to recognize an impairment of long-lived assets, including goodwill, and how to measure such an impairment. The methodology set forth in SFAS No. 121 is not significantly different from the Company's prior policy and, therefore, the adoption of SFAS No. 121 did not have a significant impact on the consolidated financial statements as it relates to impairment of long-lived assets used in operations. However, SFAS No. 121 also addresses the accounting for long-lived assets to be disposed of and requires these assets to be carried at the lower of cost or fair market value as determined by a discounted cash flow analysis, rather than the lower of cost or net realizable value, the method that was previously used by the Company. The Company recognized a charge to income of $12.1 million ($.04 per share), net of a tax benefit of $6.0 million, in 1997 as the cumulative effect of a change in accounting.

INVESTMENTS: Investments in debt and equity securities, other than those accounted for by the equity method, are classified as available for sale and reported at fair value with unrealized gains or losses, net of tax, recorded as a separate component of stockholders' equity.

GOODWILL: Goodwill arising from acquisitions is amortized on the straight-line method over the lesser of its expected useful life or forty years.

INCOME TAXES: Deferred income taxes are determined utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of assets and liabilities.

ENVIRONMENTAL MATTERS: Remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

STOCK BASED COMPENSATION: The intrinsic value method of accounting is used for stock based employee compensation whereby no compensation expense is recognized when the exercise price of an employee stock option is equal to the market price of the Company's common stock on the grant date.

POSTEMPLOYMENT BENEFITS: The Company adopted SFAS No. 112, Employers'
Accounting for Postemployment Benefits, effective October 1, 1994. The standard requires that the cost of benefits provided to former or inactive employees after employment, but before retirement, be accrued when it is probable that a benefit will be provided, or in the case of service related benefits, over the period earned. The cost of providing these benefits was previously recognized as a charge to income in the period the benefits were paid. The cumulative effect of adopting SFAS No. 112 was a charge to income of $14.6 million ($.05 per share), net of a tax benefit of $7.9 million in 1995.

FOREIGN CURRENCY TRANSLATION: Gains and losses resulting from balance sheet translation of foreign operations where a foreign currency is the functional currency are included as a separate component of stockholders' equity. Gains and losses resulting from balance sheet translation of foreign operations where the U.S. Dollar is the functional currency are included in the consolidated statements of operations.

FINANCIAL INSTRUMENTS: The Company uses forward exchange contracts and currency swaps to hedge certain firm commitments and transactions denominated in foreign currencies. Gains and losses on forward contracts are deferred and offset against foreign exchange gains or losses on the underlying hedged item. The Company uses interest rate swaps to manage interest rate risk. The interest differentials from interest rate swaps are recognized as an adjustment to interest expense. The Company's policies do not permit financial instrument transactions for speculative purposes.

STATEMENTS OF CASH FLOWS: The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.


NOTE 3. DISCONTINUED OPERATIONS

In May 1997, the Western Atlas Board of Directors approved, in principle, a plan to distribute (the "Spin-off") to Western Atlas shareholders all of the outstanding common stock of UNOVA, Inc. ("UNOVA"), a wholly owned subsidiary of Western Atlas, organized to conduct Western Atlas' industrial automation systems business. Pursuant to the Spin-off, on October 31, 1997 each Western Atlas shareholder received an equivalent number of shares of UNOVA common stock in a tax-free transaction. As explained in Note 1, the fiscal year financial information for Baker Hughes includes Western Atlas' results on a calendar year basis. Hence, on the statements of consolidated stockholders' equity, the spin-off of UNOVA is included in the year ended September 30, 1997.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Income (loss) from discontinued operations included interest expense allocated on the basis of debt levels assumed in the Spin-off. Corporate, general and administrative costs of Western Atlas were not allocated to UNOVA for any of the periods presented. Concurrent with the Spin-off, UNOVA repaid Western Atlas for intercompany indebtedness totaling $230.0 million.

Discontinued operations of UNOVA are as follows:

                                                                   Year Ended September 30,
                                     Three Months Ended   ------------------------------------------
                                      December 31, 1997     1997             1996             1995
                                     ------------------   --------         --------         --------
Revenue                                  $  107.0         $1,201.1         $1,164.7         $  942.9
Allocated interest expense                    1.7             17.2             11.5             12.2
Allocated interest income                                      2.7              4.4              2.8

Income (loss) before income taxes        $    4.7         $ (122.7)        $   92.9         $   64.6
Provision for income taxes                   (1.9)           (32.2)           (37.2)           (26.2)
                                         --------         --------         --------         --------
Discontinued operations                  $    2.8         $ (154.9)        $   55.7         $   38.4
                                         ========         ========         ========         ========

The UNOVA results of operations in 1997 include a $203.0 million charge for acquired in-process research and development activities related to UNOVA's acquisition of Norand Corporation and United Barcode Industries in 1997.

The net assets of UNOVA as of the distribution date were as follows:

Current assets                  $  752.7
Noncurrent assets                  586.9
                                --------
      Total assets               1,339.6
                                --------
Current liabilities               (652.2)
Noncurrent liabilities             (87.6)
                                --------
       Total liabilities          (739.8)
                                --------
Net assets of UNOVA             $  599.8
                                ========

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 4. EARNINGS PER SHARE

The Company adopted SFAS No. 128, "Earnings per Share," in the Transition Period. SFAS No. 128 establishes new standards for computing and presenting earnings per share ("EPS"), and requires all prior periods to be restated. Reconciliation of the numerators and denominators of the basic and diluted EPS computations for income from continuing operations is as follows:

                                                     Three Months Ended              Year Ended
                                                      December 31, 1997          September 30, 1997
                                                    --------------------        --------------------
                                                    Income        Shares        Income        Shares
                                                    ------        ------        ------        ------
Basic EPS                                           $111.2         316.2        $200.9         299.5
Effect of dilutive securities:
     Stock plans                                                     6.2                         5.2
     Liquid Yield Option Notes                         1.7           7.2
                                                    ------        ------        ------        ------
Diluted EPS                                         $112.9         329.6        $200.9         304.7
                                                    ======        ======        ======        ======


                                                         Year Ended                  Year Ended
                                                     September 30, 1996          September 30, 1995
                                                    --------------------       ----------------------
                                                    Income        Shares        Income         Shares
                                                    ------        ------        ------         ------
Basic EPS                                           $246.4                      $181.4
Less:
     Preferred stock dividends                                                    (8.0)
     Effect of preferred stock repurchase                                        (17.6)
                                                    ------                      ------
     Income available to common stockholders         246.4         287.7         155.8          284.5
Effect of dilutive securities:
    Stock plans                                                      2.9                          2.0
    Liquid Yield Option Notes                          6.0           7.2
                                                    ------        ------        ------         ------
Diluted EPS                                         $252.4         297.8        $155.8          286.5
                                                    ======        ======        ======         ======


Options to purchase 3.2 million shares of common stock were not included in the computation of diluted EPS for the three months ended December 31, 1997 because the options' exercise price of $47.81 was greater than the average market price of the Company's common stock during the period.

In June 1995, the Company repurchased all outstanding shares of its convertible preferred stock for $167.0 million. The fair market value of the preferred stock was $149.4 million on its original date of issuance. The repurchase price in excess of this amount, $17.6 million, and the related preferred stock dividends of $8.0 million are deducted from net income in arriving at net income per share of common stock.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 5. INVENTORIES

Inventories are comprised of the following:

                       December 31, 1997   September 30, 1997
                       -----------------   ------------------
Finished goods              $  911.5        $  836.6
Work in process                138.2           114.3
Raw materials                   95.3           119.0
                            --------        --------
     Total                  $1,145.0        $1,069.9
                            ========        ========

NOTE 6. PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment is comprised of the following:

                                           December 31, 1997   September 30, 1997
                                           -----------------   ------------------
Land                                            $   73.0        $   75.5
Buildings                                          534.3           515.7
Machinery and equipment                          1,983.6         1,944.6
Rental tools and equipment                         820.0           782.7
Oil and gas properties, full cost method           114.8           111.7
                                                --------        --------
     Total property                              3,525.7         3,430.2
Accumulated depreciation and depletion           1,546.7         1,520.9
                                                --------        --------
     Property - net                             $1,979.0        $1,909.3
                                                ========        ========


NOTE 7. ACQUISITIONS AND DISPOSITIONS

In addition to the acquisitions discussed below, the Company made five significant acquisitions with an aggregate purchase price of $74.3 million during the Transition Period and two significant acquisitions with an aggregate purchase price of $98.4 million in 1997. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the cost of each acquisition has been allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition. The operating results of these acquisitions are included in the consolidated statements of operation from their respective acquisition date. Pro forma results of these acquisitions have not been presented as the pro forma revenue, income before accounting change and earnings per share would not be materially different from the Company's actual results.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


1997

Petrolite

In July 1997, the Company acquired Petrolite Corporation ("Petrolite") and Wm.
S. Barnickel & Company ("Barnickel"), the holder of 47.1% of Petrolite's common stock, for 19.3 million shares of the Company's common stock having a value of $730.2 million in a three-way business combination. The transaction was accounted for using the purchase method of accounting. Additionally, the Company assumed Petrolite's outstanding vested and unvested employee stock options which were converted into the right to acquire 1.0 million shares of the Company's common stock. Such assumption of Petrolite options by the Company had a fair market value of $21.0 million resulting in total consideration in the acquisitions of $751.2 million. Petrolite, previously a publicly held company, is a manufacturer and marketer of specialty chemicals used in the petroleum and process industries. Barnickel was a privately held company that owned marketable securities, which were sold after the acquisition, in addition to its investment in Petrolite.

The purchase price has been allocated to the assets purchased and the liabilities assumed based on their estimated fair market values at the date of acquisition. In accordance with generally accepted accounting principles, the amount allocated to in-process research and development, which was determined by an independent valuation, has been recorded as a charge in the consolidated statement of operations as of the acquisition date because its technological feasibility had not been established and it had no alternative future use at the date of acquisition.

The Company incurred certain liabilities as part of the plan to combine the operations of Petrolite with those of the Company. These liabilities relate to the Petrolite operations and include severance of $13.8 million for redundant marketing, manufacturing and administrative personnel, relocation of $5.8 million for moving equipment and transferring marketing and technology personnel, primarily from St. Louis to Houston, and environmental remediation of $16.5 million for redundant properties and facilities that will be sold. Cash spent during 1997 totaled $7.7 million. Cash spent during the Transition Period totaled $2.1 million. The Company anticipates completing these activities in 1998, except for some environmental remediation which will occur in 1999.

The operating results of Petrolite and Barnickel are included in the 1997 consolidated statement of operations from the acquisition date, July 2, 1997. The following unaudited pro forma information combines the results of operations of the Company, Petrolite and Barnickel assuming the acquisitions had occurred at the beginning of the periods presented. The pro forma summary does not necessarily reflect the results that would have occurred had the acquisitions been completed for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future, and excludes certain nonrecurring charges related to the acquisition which have an after tax impact of $155.2 million.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                                              Year Ended September 30,
(Per share amounts in dollars)                                                 1997             1996
                                                                             ---------        ---------
Revenues                                                                     $ 5,602.2        $ 4,806.5
Income from continuing operations                                                363.6            259.2
Income from continuing operations per share of common stock - diluted             1.19             0.89


In connection with the acquisition of Petrolite, the Company recorded an unusual charge of $35.5 million. See Note 8 of Notes to Consolidated Financial Statements.

Drilex

In July 1997, the Company acquired Drilex International Inc. ("Drilex"), a provider of products and services used in the directional and horizontal drilling and workover of oil and gas wells, for 2.7 million shares of the Company's common stock. The acquisition was accounted for using the pooling of interests method of accounting. Under this method of accounting, the historical cost bases of the assets and liabilities of the Company and Drilex are combined at recorded amounts and the results of operations of the combined companies for 1997 are included in the 1997 consolidated statement of operations. The historical results of the separate companies for years prior to 1997 are not combined because the retained earnings and results of operations of Drilex are not material to the consolidated financial statements of the Company. In connection with the acquisition of Drilex, the Company recorded an unusual charge of $7.1 million for transaction and other one time costs associated with the acquisition. See Note 8 of Notes to Consolidated Financial Statements.

Norand and United Barcode Industries

The Company acquired Norand Corporation ("Norand") on March 3, 1997, and United Barcode Industries ("UBI") on April 4, 1997. These companies were integrated into the Company's industrial automation systems operations and included in the Spin-off. The purchase method of accounting was used to record these acquisitions and, accordingly, the acquisition costs ($280.0 million and $107.0 million for Norand and UBI, respectively) were allocated to the net assets acquired based upon their relative fair values. In accordance with generally accepted accounting principles, such allocation assigned $203.0 million to in-process research and development activities, which was expensed in 1997 because its technological feasibility had not been established and it had no alternative future use at the date of acquisition.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


1996

In May 1996, the Company sold 6.3 million shares of Varco International, Inc. ("Varco") common stock, representing its entire investment in Varco. The Company received net proceeds of $95.5 million and recognized a pretax gain of $44.3 million. The Company's investment in Varco was accounted for using the equity method. Equity income included in the consolidated statements of operations for 1996 and 1995 was $1.8 million and $3.2 million, respectively.

1995

The assets of the Company's seismic equipment manufacturing operations were sold in 1995 for $122.0 million in cash. As part of the sales agreement, the Company entered into a commitment to purchase from the buyer $350.0 million of seismic and related equipment. The remaining equipment purchase commitment is $67.0 million as of December 31, 1997. The excess of the sales price over the net book value of the assets sold was deferred and is amortized as the Company purchases equipment from the buyer.

SUBSEQUENT ACQUISITIONS

In April 1998, the Company acquired all the outstanding stock of WEDGE DIA-LOG, Inc. ("WEDGE") for $218.5 million in cash. WEDGE specializes in cased-hole logging and pipe recovery services. Also in April 1998, the Company acquired 3-D Geophysical, Inc. ("3-D") for $117.5 million in cash. 3-D is a supplier of primarily land-based seismic data acquisition services. The purchase method of accounting was used to record both of these acquisitions. Pro forma results of these two acquisitions have not been presented as the pro forma revenue, net income and earnings per share would not be materially different from the Company's actual results.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 8. UNUSUAL CHARGE

1997

During the year ended September 30, 1997, the Company recognized a $52.1 million unusual charge consisting of the following:

Baker Petrolite:
      Severance for 140 employees                               $ 2.2
      Relocation of people and equipment                          3.4
      Environmental                                               5.0
      Abandoned leases                                            1.5
      Integration costs                                           2.8
      Inventory write-down                                       11.3
      Write-down of other assets                                  9.3

Drilex:
      Write-down of property and other assets                     4.1
      Banking and legal fees                                      3.0

Discontinued product lines:
      Severance for 50 employees                                  1.5
      Write-down of inventory, property and other assets          8.0

                                                                -----
Total                                                           $52.1
                                                                =====

In connection with the acquisitions of Petrolite and Drilex, the Company recorded unusual charges of $35.5 million and $7.1 million, respectively, to combine the acquired operations with those of the Company. The charges include the cost of closing redundant facilities, eliminating or relocating personnel and equipment and rationalizing inventories that require disposal at amounts less than their cost. A $9.5 million charge was recorded as a result of the decision to discontinue a low margin, oilfield product line in Latin America and to sell the Tracor Europa subsidiary, a computer peripherals operation, which resulted in a write-down of the investment to net realizable value. Cash provisions of the unusual charge totaled $19.4 million. The Company spent $5.5 million during 1997 and $1.6 million during the Transition Period. The Company has spent substantially all of the remaining $12.3 million in 1998.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


1996

During the year ended September 30, 1996, the Company recognized a $39.6 million unusual charge consisting of the following:

Patent write-off                                $ 8.5
Impairment of joint venture                       5.0
Restructurings:
      Severance for 360 employees                 7.1
      Relocation of people and equipment          2.3
      Abandoned leases                            2.8
      Inventory write-down                        1.5
      Write-down of assets                       10.4
Other                                             2.0
                                                -----
Total                                           $39.6
                                                =====


The Company had certain oilfield operations patents which no longer protected commercially significant technology resulting in the write-off of $8.5 million. A $5.0 million impairment of a Latin America joint venture was recorded due to changing market conditions in the region in which it operates. The Company recorded a $24.1 million restructuring charge including the downsizing of Baker Hughes INTEQ's Singapore and Paris operations, a reorganization of EIMCO Process Equipment's Italian operations and the consolidation of certain Baker Oil Tools manufacturing operations. Cash provisions of the charge totaled $14.3 million. The Company spent $4.2 million during 1996, $6.3 million during 1997 and the remaining $3.8 million during the Transition Period.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 9. INDEBTEDNESS

Long-term debt consisted of the following:

                                                                         December 31, 1997   September 30, 1997
                                                                         -----------------   ------------------
Commercial Paper with an average interest rate of 5.99% at
    December 31, 1997                                                         $  370.3        $  209.3

Revolving Credit Facilities due through 1999 and 2002 with an average
    interest rate of 6.35% at December 31, 1997                                  285.6           311.4

Liquid Yield Option Notes ("LYONS") due May 2008 with a yield to maturity of 3.5% per annum, net of unamortized discount of
    $119.5 at December 31, 1997 ($121.9 at September 30, 1997)                   265.7           263.3

7.625% Notes due February 1999 with an effective interest rate of 7.73%, net of unamortized discount of $.3 at December 31, 1997
    ($.4 at September 30, 1997)                                                  149.7           149.6

8% Notes due May 2004 with an effective interest rate of 8.08%, net of unamortized discount of $.9 at December 31, 1997
    ($.9 at September 30, 1997)                                                   99.1            99.1

7.875% Notes due June 2004                                                       250.0           250.0

8.55% Debentures due June 2004                                                   150.0           150.0

Debentures with an effective interest rate of 8.59%, due
    January 2000                                                                  93.0            93.0

5.65% Notes due 1998                                                              48.5            48.5

Other debt with an effective interest rate of 7.57%                                6.0             5.8
                                                                              --------        --------

Total debt                                                                     1,717.9         1,580.0

Less current maturities                                                          107.2           106.7
                                                                              --------        --------

Long-term debt                                                                $1,610.7        $1,473.3
                                                                              ========        ========


At December 31, 1997, the Company had $1,044.9 million of credit facilities with commercial banks, of which $700.0 million was committed. The committed facilities were to expire as follows: $300.0 million in 1999 and $400.0 million in 2002. The Company's policy is to classify commercial paper and short-term borrowings under revolving credit facilities as long-term debt since the Company has the ability under certain credit agreements, and the intent, to maintain these obligations for longer than one year.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The $300.0 million committed facilities were subject to normal banking terms and conditions and did not materially restrict the Company's activities. With regard to the Company's $400.0 million committed facilities at December 31, 1997, the Company was in compliance with its various debt covenants related to incurrence of debt, mergers, consolidations and the sale of assets and the maintenance of certain financial ratios. At September 30, 1998, the Company had $2,063.4 million of credit facilities with commercial banks, of which $1,000.0 million was committed.

The Liquid Yield Option Notes ("LYONS") are convertible into the Company's common stock at a conversion price of $37.35 per share, calculated as of November 5, 1997, which increases at an annual rate of 3.5%. At the option of the Company, the LYONS may be redeemed for cash at any time on or after May 5, 1998, at a redemption price equal to the issue price plus accrued original issue discount through the date of redemption. At the option of the holder, the LYONS may be redeemed for cash on May 5, 1998, or on May 5, 2003, for a redemption price equal to the issue price plus accrued original issue discount through the date of redemption. Except for an insignificant amount, holders of the LYONS did not redeem the LYONS for cash on May 5, 1998.

Maturities of long-term debt for the next five years are as follows: 1998-$107.2 million; 1999-$451.1 million; 2000-$94.3 million; 2001-$.3 million and
2002-$300.1 million.


NOTE 10. FINANCIAL INSTRUMENTS

INTEREST RATE SWAPS

At December 31, 1997, the Company had two interest rate swap agreements for a notional amount of $93.0 million and $230.5 million maturing January 27, 2000, and May 5, 1998, respectively. These swaps effectively exchange a weighted average fixed interest rate of 5.0% for variable interest rates on the notional amount. The variable interest rate is six-month LIBOR plus 2% on the $93.0 million notional amount and 30-day commercial paper rates minus 1.96% on the $230.5 million notional amount. The interest rate swaps settle semi-annually with respect to the $93.0 million notional amount and upon maturity with respect to the $230.5 million notional amount. At December 31, 1997 and September 30, 1997, the Company had recorded an asset of $2.6 million and $2.7 million, respectively, related to the interest rate swap agreements. In the unlikely event that the counterparties fail to meet the terms of an interest rate swap agreement, the Company's exposure is limited to the interest rate differential.

FOREIGN CURRENCY CONTRACTS

At December 31, 1997, the Company had Norwegian Krone denominated commitments of $84.0 million to purchase two seismic vessels in 1999. The Company entered into forward exchange contracts with notional amounts of $88.9 million at December 31, 1997 to hedge these commitments. The notional amounts are used to express the volume of these transactions and do not represent exposure to loss. The carrying value of the contracts was not significant. The fair value of the contracts, were based on year-end quoted rates for purchasing contracts with similar terms and maturity dates. Foreign currency gains and losses for such purchases are deferred and

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


will become part of the bases of the assets. The counterparties to the Company's forward contracts are major financial institutions. The credit ratings and concentration of risk of these financial institutions are monitored on a continuing basis and, in management's opinion, present no significant credit risk to the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Except as described below, the estimated fair values of the Company's financial instruments at December 31, 1997 and September 30, 1997 approximate their carrying value as reflected in the consolidated statement of financial position. The Company's financial instruments include cash and short-term investments, receivables, investments, payables, debt and interest rate and foreign currency contracts. The fair value of such financial instruments has been estimated based on quoted market prices and the Black-Scholes option-pricing model.

The estimated fair value of the Company's debt, at December 31, 1997 and September 30, 1997 was $1,913.8 million and $1,724.0 million, respectively, which differs from the carrying amounts of $1,788.1 million and $1,589.5 million, respectively, included in the consolidated statements of financial position. The fair value of the Company's interest rate swap contracts at December 31, 1997 and September 30, 1997 was $2.8 million and $2.7 million, respectively.

CONCENTRATION OF CREDIT RISK

The Company manufactures, provides services and sells its products to various companies in the oil and gas industry. Although this concentration could affect the Company's overall exposure to credit risk, management believes that the Company is exposed to minimal risk since the majority of its business is conducted with major companies within the industry. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral for its accounts receivables.

The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that any possible loss is minimal.


NOTE 11. EMPLOYEE STOCK PLANS

The Company has stock option plans that provide for granting of options for the purchase of common stock to officers and other key employees. These stock options may be granted subject to terms ranging from one to ten years at a price equal to or greater than the fair market value of the stock at the date of grant.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Stock option activity for the Company was as follows:

                                                      Weighted Average
                                         Number        Exercise Price
(Shares in thousands)                   of Shares       Per Share
                                        ---------     ----------------
Outstanding at September 30, 1994         12,309         $ 14.86
Granted                                    2,918           17.39
Exercised                                   (993)           8.17
Forfeited                                 (1,476)          20.70
                                         -------         -------
Outstanding at September 30, 1995         12,758           15.30
                                         -------         -------
Granted                                    2,803           20.75
Exercised                                 (2,965)          15.89
Forfeited                                   (403)          18.45
                                         -------         -------
Outstanding at September 30, 1996         12,193           16.30
                                         -------         -------
Granted                                    3,237           30.15
Options assumed in acquisitions            2,324           16.04
Spin-off adjustment                        2,387
Exercised                                 (3,590)          16.04
Forfeited                                   (204)          21.32
                                         -------         -------
Outstanding at September 30, 1997         16,347           16.54
                                         -------         -------
Granted                                    3,173           47.81
Exercised                                   (818)          12.26
Forfeited                                     (4)          30.83
Adjustment for change in year end            528
                                         -------         -------
Outstanding at December 31, 1997          19,226         $ 21.66
                                         -------         -------

In connection with the Spin-off, all employee and director options of Western Atlas outstanding immediately prior to the Spin-off were adjusted by increasing the number of shares subject to the option and decreasing the exercise price per share so as to preserve the difference between the aggregate exercise price of the option and the aggregate market value of the shares subject to the option.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The following table summarizes information for stock options outstanding at December 31, 1997 (shares in thousands):

                                               Outstanding                                         Exercisable
                       --------------------------------------------------------------      --------------------------------
                                                Weighted                 Weighted                              Weighted
      Range of                              Average Remaining             Average                               Average
  Exercise Prices        Shares          Contractual Life (Years)      Exercise Price       Shares           Exercise Price
  ---------------      ---------        --------------------------     --------------      ---------        ---------------
    $0.61 -  7.49        1,723                                3.50        $    5.16           1,720          $    5.16
     7.79 - 11 10        1,919                                5.69             8.80           1,387               8.60
    11.13 - 12 94        3,428                                7.13            12.71           1,187              12.63
    13.08 - 17 98        2,689                                7.45            16.75             865              16.46
    18.15 - 19 71        1,520                                7.46            19.35             853              19.38
    20.13 - 27 54        3,758                                8.48            22.60             882              22.44
    28.50 - 36 00          934                                8.02            35.07             469              34.16
    36.29 - 47 81        3,255                                9.63            47.59             441              47.13
                        ------                           ---------        ---------       ---------          ---------
       Total            19,226                                7.46        $   21.66           7,804          $   15.79
                        ======                           =========        =========       =========          =========


Under the terms of the Baker Hughes and Western Atlas stock option plans, all outstanding options vested as a result of the Merger. At December 31, 1997, 4.0 million shares were available for future option grants.

The fair market value of the options granted in the Transition Period, 1997 and 1996 was $14.47, $11.18 and $6.49, respectively, using the following assumptions for those respective years in the Black-Scholes option-pricing model: dividend yield of .96%, 1.5% and 2.2%; expected volatility of 36.4%, 33.5% and 26.7%; risk-free interest rate of 5.6%, 6.2% and 6.2%; and expected life of each option of 3.2 years, 4.6 years and 4.6 years.

Assuming the Company had used the fair market value method of accounting for its stock based compensation plans, pro forma net income and net income per share would have been $99.2 million and $.31 per share in the Transition Period, $16.2 million and $.05 per share in 1997 and $294.0 million and $1.01 per share in 1996. The effects of applying the fair market value method of accounting in the above pro forma disclosure may not be indicative of future amounts since the pro forma disclosure does not apply to options granted prior to 1996 and additional awards in future years are anticipated.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12. INCOME TAXES

The geographic sources of income before income taxes and cumulative effect of accounting changes are as follows:

                                                Year Ended September 30,
                      Three Months Ended  ----------------------------------
                       December 31, 1997   1997          1996          1995
                      ------------------  ------        ------        ------
United States               $ 40.9        $ 52.9        $149.6        $145.6
Foreign                      138.3         311.4         265.9         162.7
                            ------        ------        ------        ------
Total                       $179.2        $364.3        $415.5        $308.3
                            ======        ======        ======        ======


The provision for income taxes is as follows:

                                                                      Year Ended September 30,
                                          Three Months Ended   -----------------------------------
                                           December 31, 1997    1997           1996          1995
                                          ------------------   ------         ------        ------
Current:
      United States                             $ 32.2         $ 54.6         $ 42.7        $ 10.7
       Foreign                                    40.0          112.7           97.8          80.2
                                                ------         ------         ------        ------
             Total current                        72.2          167.3          140.5          90.9
                                                ------         ------         ------        ------

Deferred:
      United States                              (14.1)           2.7           19.1          33.3
       Foreign                                     9.9           (6.6)           9.5           2.7
                                                ------         ------         ------        ------
             Total deferred                       (4.2)          (3.9)          28.6          36.0
                                                ------         ------         ------        ------
              Provision for income taxes        $ 68.0         $163.4         $169.1        $126.9
                                                ======         ======         ======        ======

The provision for income taxes differs from the amount computed by applying the U.S. statutory income tax rate to income before income taxes and cumulative effect of accounting changes for the reasons set forth below:

                                                                          Year Ended September 30,
                                              Three Months Ended   ------------------------------------
                                               December 31, 1997    1997           1996           1995
                                              ------------------   ------         ------         ------
Statutory income tax                                $ 62.7         $127.5         $145.4         $107.9
Nondeductible acquired in-process
      research and development charge                                41.3
Incremental effect of foreign operations               6.5           (5.0)          13.8           23.7
1992 and 1993 IRS audit agreement                                   (11.4)
Nondeductible goodwill amortization                    2.0            6.1            7.0            5.6
State income taxes - net of U.S. tax benefit           2.1            4.6            1.6           (0.6)
Operating loss and credit carryforwards               (0.6)          (4.2)          (3.3)         (13.1)
Other-net                                             (4.7)           4.5            4.6            3.4
                                                    ------         ------         ------         ------
     Provision for income taxes                     $ 68.0         $163.4         $169.1         $126.9
                                                    ======         ======         ======         ======

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting for income tax purposes, and of operating loss and tax credit carryforwards. The tax effects of the Company's temporary differences and carryforwards are as follows:

                                                       December 31, 1997   September 30, 1997
                                                       -----------------   ------------------
Deferred tax liabilities:
      Property                                               $ 95.6         $ 89.1
      Other assets                                            153.8          163.9
       Excess costs arising from acquisitions                  68.1           67.6
       Undistributed earnings of foreign subsidiaries          41.3           41.3
        Other                                                  43.4           42.0
                                                             ------         ------
              Total                                           402.2          403.9

Deferred tax assets:
      Receivables                                               3.0            2.8
       Inventory                                               99.1           80.8
       Employee benefits                                       24.2           25.8
       Other accrued expenses                                  52.6           54.6
       Operating loss carryforwards                            10.8            9.0
       Tax credit carryforwards                                15.5           19.5
       Other                                                   40.5           37.9
                                                             ------         ------
            Subtotal                                          245.7          230.4
        Valuation allowance                                   (12.6)          (5.7)
                                                             ------         ------
             Total                                            233.1          224.7
                                                             ------         ------
Net deferred tax liability                                   $169.1         $179.2
                                                             ======         ======

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future. The Company has reserved the operating loss carryforwards in certain non-U.S. jurisdictions where its operations have decreased, currently ceased or the Company has withdrawn entirely.

Provision has been made for U.S. and additional foreign taxes for the anticipated repatriation of certain earnings of foreign subsidiaries of the Company. The Company considers the undistributed earnings of its foreign subsidiaries above the amount already provided to be permanently reinvested. These additional foreign earnings could become subject to additional tax if remitted, or deemed remitted, as a dividend; however, the additional amount of taxes payable is not practicable to estimate.

At December 31, 1997, the Company had approximately $11.9 million of foreign tax credits available to offset future payments of federal income taxes expiring in varying amounts between 1998 and 2001.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 13. SEGMENT AND RELATED INFORMATION

The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in 1997 which changes the way the Company reports information about its operating segments.

The Company is primarily engaged in the oilfield service industry. Its oilfield operations generated more than 90% of the Company's consolidated revenues in all periods presented.

OILFIELD OPERATIONS consists of eight business units - Baker Atlas, Baker Hughes INTEQ, Baker Oil Tools, Baker Petrolite, Centrilift, E&P Solutions, Hughes Christensen and Western Geophysical that manufacture and sell equipment and provide services used in the drilling, completion, production and maintenance of oil and gas wells and in reservoir measurement and evaluation. The principal markets for this segment include all major oil and gas producing regions of the world including North America, Latin America, Europe, Africa, the Middle East and the Far East. Customers include major multi-national, independent and national or state-owned oil companies.

The following table presents consolidated revenues by country based on the location of the use of the product or service.

                                                                              Year Ended September 30,
                                                Three Months Ended  ----------------------------------------
                                                December 31, 1997     1997            1996            1995
                                                ------------------  --------        --------        --------
United States                                       $  545.6        $1,849.0        $1,479.3        $1,386.3
United Kingdom                                         117.8           426.6           383.1           317.3
Venezuela                                              107.5           383.0           246.8           182.2
Canada                                                  87.6           266.3           203.9           173.9
Norway                                                  64.2           222.8           185.4           136.9
Other countries (approximately 65 countries)           650.2         2,195.9         1,947.3         1,723.8
                                                    --------        --------        --------        --------
     Total                                          $1,572.9        $5,343.6        $4,445.8        $3,920.4
                                                    ========        ========        ========        ========

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The following table presents long-lived assets by country based on the location of the asset.

                                                                         September 30,
                                                           ----------------------------------------
                                       December 31, 1997     1997            1996            1995
                                       -----------------   --------        --------        --------
United States                              $  879.2        $  823.7        $  547.4        $  551.9
United Kingdom                                204.2           192.7           118.9           119.5
Venezuela                                      70.8            54.8            45.6            31.5
Nigeria                                        41.4            38.9            30.4             6.8
Norway                                         37.2            32.0            45.5            23.8
Canada                                         36.7            39.7            17.2            13.9
Other countries                               282.9           300.9           161.6           136.9
Western Geophysical mobile assets *           426.6           426.6           324.6           277.1
                                           --------        --------        --------        --------
     Total                                 $1,979.0        $1,909.3        $1,291.2        $1,161.4
                                           ========        ========        ========        ========

* These assets represent marine seismic vessels, land crews and related equipment that are mobile and move frequently between countries. Data processing centers, land and buildings have been included in the countries where these assets are located.


NOTE 14. EMPLOYEE BENEFIT PLANS

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides postretirement health care benefits for substantially all U.S. employees.

The following table sets forth the funded status and amounts recognized in the Company's consolidated statements of financial position:

                                                          December 31, 1997  September 30, 1997
                                                          -----------------  ------------------
Accumulated postretirement benefit obligation ("APBO"):
      Retirees                                                $ (82.0)       $ (83.0)
      Fully eligible active plan participants                   (12.1)         (11.9)
      Other active plan participants                            (21.7)         (21.1)
                                                              -------        -------
              Total                                            (115.8)        (116.0)
Unrecognized net gain                                            (7.8)          (8.6)
                                                              -------        -------
Accrued postretirement benefit cost                           $(123.6)       $(124.6)
                                                              =======        =======

Postretirement benefit expense, which is primarily interest cost on the APBO, was $2.4 million, $9.0 million, $8.7 million, and $10.0 million for the Transition Period, 1997, 1996 and 1995, respectively.

The assumed health care cost trend rate used in measuring the APBO as of December 31, 1997 was 7.2% for 1998 declining gradually each successive year until it reaches 5% in 2002, after which it remains constant. A 1% increase in the trend rate for health care costs would have increased the

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


APBO as of December 31, 1997 by 5% and the aggregate of the service and interest cost components of the 1997 net periodic postretirement benefit cost by 5%. The assumed discount rate used in determining the APBO as of December 31, 1997 was 7.5%.

DEFINED BENEFIT PENSION PLANS

The Company has several noncontributory defined benefit pension plans covering various domestic and foreign employees, including an overfunded plan obtained as part of the acquisition of Petrolite. Generally, the Company makes annual contributions to the plans in amounts necessary to meet minimum governmental funding requirements.

The net periodic pension cost (benefit) includes the following components:

                                                                                    Year Ended September 30,
                                                     Three Months Ended        ---------------------------------
                                                      December 31, 1997        1997           1996         1995
                                                     ------------------        -----         -----         -----
Cost of benefits earned                                          $ 1.2         $ 3.9         $ 3.0         $ 3.0
Interest cost on projected benefit obligation                      3.3           7.7           5.2           5.1
Actual return on assets                                           (3.9)        (15.2)        (10.0)         (8.2)
Net amortization and deferral                                     (1.7)          5.5           3.6           2.0
                                                                 -----         -----         -----         -----
       Net periodic pension cost (benefit)                       $(1.1)        $ 1.9         $ 1.8         $ 1.9
                                                                 =====         =====         =====         =====

The weighted average assumptions used in the accounting for the defined benefit plans were:

                                                                  Year Ended September 30,
                                            Three Months Ended  ------------------------------
                                             December 31, 1997  1997         1996         1995
                                            ------------------  ----         ----         ----
Discount rate                                      7.51%        7.56%        7.90%        7.98%
Rates of increase in compensation levels           3.89%        3.73%        4.37%        4.37%
Expected long-term rate of return on assets        8.92%        8.92%        8.81%        8.89%

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The following table sets forth the funded status and amounts recognized in the Company's consolidated statements of financial position.

                                                               December 31, 1997             September 30, 1997
                                                           -------------------------     --------------------------
                                                           Overfunded    Underfunded     Overfunded     Underfunded
                                                              Plans         Plans          Plans           Plans
                                                           ----------    -----------     ----------     -----------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                $(150.2)        $(28.1)        $(143.4)       $(26.9)
                                                             ======         ======         =======        ======
   Accumulated benefit obligation                            (151.1)         (29.2)         (144.2)        (28.2)
                                                             ======         ======         =======        ======
   Projected benefit obligation                              (153.9)         (33.6)         (147.8)        (31.7)
Plan assets at fair value                                     264.7            4.5           258.3           4.7
                                                             ------         ------         -------        ------
Projected benefit obligation (in excess of) less than
    plan assets                                               110.8          (29.1)          110.5         (27.0)
Unrecognized net (gain) loss                                   (8.5)           9.3           (11.0)          8.5
Minimum liability adjustment                                                  (6.0)                         (5.4)
                                                             ------         ------         -------        ------
Prepaid pension cost (pension liability)                     $102.3         $(25.8)        $  99.5        $(23.9)
                                                             ======         ======         =======        ======

Pension plan assets are primarily mortgages, private placements, bonds and common stocks.

DEFINED CONTRIBUTION PLANS

During the periods reported, virtually all Baker Hughes U.S. employees (other than those employed at the time by Western Atlas) not covered under one of the Baker Hughes pension plans were eligible to participate in the Baker Hughes sponsored Thrift Plan. The Thrift Plan allows eligible employees to elect to contribute from 2% to 15% of their salaries to an investment trust. Employee contributions are matched by the Company at the rate of $1.00 per $1.00 employee contribution for the first 2% and $.50 per $1.00 employee contribution for the next 4% of the employee's salary. In addition, the Company contributes for all eligible employees between 2% and 5% of their salary depending on the employee's age as of January 1 each year. Such contributions become fully vested to the employee after five years of employment. Baker Hughes' contribution to the Thrift Plan and other defined contribution plans amounted to $10.6 million, $35.9 million, $30.0 million and $27.5 million in the Transition Period, 1997, 1996 and 1995, respectively.

During the periods reported, most of Western Atlas' U.S. employees were covered by a defined contribution plan. Western Atlas contributed an amount based on its consolidated pretax earnings in accordance with the provisions of such plan. This plan includes a voluntary savings feature that is intended to qualify under
Section 401(k) of the Internal Revenue Code and is designed to enhance the retirement programs of participating employees. Under this feature, Western Atlas matches up to 67% of a certain portion of participants' contributions. Western Atlas contributions to this plan were $10.5 million, $39.0 million, $32.8 million and $30.4 million in the Transition Period, 1997, 1996 and 1995, respectively.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


POSTEMPLOYMENT BENEFITS

During the periods reported, the Company provided certain postemployment benefits to substantially all former or inactive Baker Hughes U.S. employees (other than those employed at the time by Western Atlas) following employment but before retirement. Disability income benefits ("Disability Benefits"), available at the date of hire, are provided through a qualified plan which has been funded by contributions from the Company and employees. The primary asset of the plan is a guaranteed insurance contract with an insurance company which currently earns interest at 6%. The actuarially determined obligation is calculated at a discount rate of 7%. Disability Benefits expense was $.5 million in the Transition Period and $1.1 million in 1997. Disability Benefits income was $.1 million and $1.5 million in 1996 and 1995, respectively. The continuation of medical, life insurance and Thrift Plan benefits while on disability and the service related salary continuance benefits ("Continuation Benefits") were provided through a nonqualified, unfunded plan until April 1997. The continuation of the medical benefit portion of the plan was merged into the disability income benefits plan beginning in April 1997. Expense for Continuation Benefits, which is primarily interest cost on the projected benefit obligation, was $.7 million, $3.3 million, $2.9 million and $2.8 million for the Transition Period, 1997, 1996 and 1995, respectively.

The following table sets forth the funded status and amounts recognized in the Company's consolidated statements of financial position for Disability Benefits and Continuation Benefits:

                                                           December 31, 1997  September 30, 1997
                                                           -----------------  ------------------
Actuarial present value of accumulated benefit obligation        $(40.2)       $(39.9)
Plan assets at fair value                                          15.0          15.8
                                                                 ------        ------
Accumulated benefit obligation in excess of plan assets           (25.2)        (24.1)
Unrecognized net loss                                               5.7           5.6
                                                                 ------        ------
Postemployment liability                                         $(19.5)       $(18.5)
                                                                 ======        ======

Health care cost assumptions used to measure the Continuation Benefits obligation are similar to the assumptions used in determining the obligation for postretirement health care benefits. Additional assumptions used in the accounting for Continuation Benefits in the Transition Period, 1997 and 1996 were a discount rate of 7% and increases in compensation of 5%.

NOTE 15. LITIGATION

The Company is sometimes named as a defendant in litigation relating to the products and services it provides. The Company insures against these risks to the extent deemed prudent by its management, but no assurance can be given that the nature and amount of such insurance will in every case fully indemnify the Company against liabilities arising out of pending and future legal proceedings relating to its ordinary business activities.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 16. ENVIRONMENTAL MATTERS

The Company's past and present operations include activities which are subject to extensive federal and state environmental regulations.

The Company has been identified as a potentially responsible party ("PRP") in remedial activities related to various "Superfund" sites. Applicable federal law imposes joint and several liability on each PRP for the cleanup of these sites leaving the Company with the uncertainty that it may be responsible for the remediation cost attributable to other PRPs who are unable to pay their share of the remediation costs. Generally, the Company has estimated its share of such total cost based on the ratio that the number of gallons of waste estimated to be contributed to the site by the Company bears to the total number of gallons of waste estimated to have been disposed at the site. The Company has accrued what it believes to be its share of the total cost of remediation of these Superfund sites. No accrual has been made under the joint and several liability concept since the Company believes that the probability that it will have to pay material costs above its share is remote. The Company believes the other PRPs have substantial assets available to satisfy their obligation.

At December 31, 1997 and September 30, 1997, the Company had accrued $23.7 million, and $25.1 million, respectively, for remediation costs, including the Superfund sites referred to above. The measurement of the accruals for remediation costs is subject to uncertainties, including the evolving nature of environmental regulations and the difficulty in estimating the extent and remedy of agreements that may be available to the Company to mitigate the remediation costs. Such amounts have not been considered in measuring the remediation accrual. The Company believes that the likelihood of material losses in excess of those amounts recorded is remote.


NOTE 17. OTHER MATTERS

Supplemental consolidated statement of operations information is as follows:

                                                                    Year Ended September 30,
                                           Three Months Ended ----------------------------------
                                           December 31, 1997   1997          1996          1995
                                           ------------------ ------        ------        ------
Rental expense (generally transportation
    equipment and warehouse facilities)         $ 40.5        $154.2        $114.6        $112.4
Research and development                          31.8         118.7          98.8          97.2
Income taxes paid                                 64.7         148.7          84.2         116.4
Interest paid                                     33.1          92.4          90.0          85.8

At December 31, 1997, the Company had long-term operating leases covering certain facilities and equipment on which minimum annual rental commitments for each of the five years in the period ending December 31, 2002 are $44.5 million, $33.1 million, $21.5 million, $11.4 million and $8.2 million, respectively, and $47.8 million in the aggregate thereafter. The Company has not entered into any significant capital leases.

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 18. RELATED PARTY TRANSACTIONS

For the purpose of governing certain relationships between UNOVA and the Company after the Spin-off, UNOVA and the Company entered into various agreements including a Distribution and Indemnity Agreement, a Tax-Sharing Agreement, a Benefits Agreement and an Intellectual Property Agreement.


NOTE 19. SUBSEQUENT EVENT

During the three month period ended September 30, 1998, the demand for the Company's products and services declined sharply as the price of oil and natural gas fell. This sharp decline in customer demand materialized quickly after a period in which the Company experienced high growth levels over the last several years, including high growth levels during the early part of 1998. As a result of this significant change in market conditions, the Company provided for various reserves and recorded write-downs during the third quarter of 1998 for the impairment of inventory, property and goodwill, severance for 3,400 employees under existing benefit plans and settlement of abandoned leases and other contractual obligations. Such reserves and write-downs aggregated $549.0 million.

Additionally, in connection with the acquisition of Western Atlas, the Company recorded a charge of $201.9 million for merger related expenses during the three month period ended September 30, 1998. Merger expenses included: transaction costs, including banking and legal fees, printing and other costs directly related to the merger and employee costs, including payments made under various change in control provisions of employment contracts of certain officers of Western Atlas and Baker
Hughes, service benefits paid to terminated employees whose responsibilities were redundant as a result of the merger and a noncash charge related to the triggering of change in control rights contained in certain Western Atlas employee stock option plans which occurred as a result of the merger.


NOTE 20. QUARTERLY DATA (UNAUDITED):

                                                                  Three Months Ended
(Per share amounts in dollars)                                    December 31, 1997
                                                                  -----------------
Transition Period *
     Revenues                                                          $ 1,572.9
     Gross profit **                                                       527.2
     Income before cumulative effect of accounting change                  111.2
     Net income                                                            114.0
     Per share of common stock:
           Income before cumulative effect of accounting change
               Basic                                                        0.35
               Diluted                                                      0.34
           Net income
               Basic                                                        0.36
               Diluted                                                      0.35
     Common stock market prices:
            High                                                       $   49.63
            Low                                                        $   39.00

Baker Hughes Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                     First           Second             Third           Fourth             Total
(Per share amounts in dollars)                      Quarter          Quarter           Quarter          Quarter         Fiscal Year
                                                   ---------        ---------         ---------        ---------        -----------
Fiscal Year 1997 *
     Revenues                                      $ 1,206.7        $ 1,268.7         $ 1,337.5        $ 1,530.7         $ 5,343.6
     Gross profit **                                   365.9            386.2             428.4            486.2           1,666.7
     Income (loss) before cumulative
         effect of accounting change                    67.6             74.6             109.8            (51.1)            200.9
      Net income (loss)                                 70.2           (111.9)            123.9            (48.3)             33.9
      Per share of common stock:
            Income (loss) before cumulative
                effect of accounting change
                  Basic                                 0.23             0.25              0.37            (0.16)             0.67
                  Diluted                               0.23             0.25              0.36            (0.16)             0.66
            Net income (loss)
                  Basic                                 0.24            (0.38)             0.42            (0.15)             0.11
                  Diluted                               0.24            (0.36)             0.41            (0.15)             0.11
     Common stock market prices:
            High                                   $   38.88        $   41.25         $   40.13        $   47.25
            Low                                    $   29.50        $   34.13         $   32.63        $   38.38

Fiscal Year 1996: *
     Revenues                                      $ 1,003.7        $ 1,107.2         $ 1,128.5        $ 1,206.4         $ 4,445.8
     Gross profit **                                   320.0            349.5             378.3            336.0           1,375.7
     Income before cumulative
         effect of accounting change                    43.8             59.2              69.0             74.4             246.4
      Net income                                        55.1             71.5              83.4             92.1             302.1
      Per share of common stock:
            Income before cumulative
                effect of accounting change
                  Basic                                 0.15             0.21              0.24             0.26              0.86
                  Diluted                               0.15             0.20              0.24             0.25              0.85
            Net income
                  Basic                                 0.19             0.25              0.29             0.32              1.05
                  Diluted                               0.19             0.25              0.28             0.31              1.04
     Common stock market prices:
            High                                   $   24.88        $   29.75         $   34.25        $   35.63
            Low                                    $   18.38        $   22.75         $   28.00        $   28.88


* See Note 2 for accounting changes; see Note 3 for discontinued operations; see Note 7 for acquisitions and dispositions; see Note 8 for unusual charges.

** Represents revenues less costs of sales and costs of services and rentals.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with the Company's consolidated financial statements for the three months ended December 31, 1997 and for the years ended September 30, 1997, 1996 and 1995 and the related notes to consolidated financial statements.

FORWARD-LOOKING STATEMENTS

MD&A includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "forecasts," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. No assurance can be given that actual results may not differ materially from those in the forward- looking statements herein for reasons including the effects of competition, the level of petroleum industry exploration and production expenditures, world economic conditions, prices of, and the demand for, crude oil and natural gas, drilling activity, weather, the legislative environment in the United States and other countries, OPEC policy, conflict in the Middle East and other major petroleum producing or consuming regions, the development of technology that lowers overall finding and development costs and the condition of the capital and equity markets.

CHANGE IN YEAR END

On August 27, 1998, the Board of Directors of the Company approved a change in the Company's fiscal year end from September 30 to December 31, effective with the calendar year beginning January 1, 1998. A three-month transition period from October 1, 1997 through December 31, 1997 (the "Transition Period") precedes the start of the 1998 fiscal year.

MERGER

On August 10, 1998, Baker Hughes Incorporated ("Baker Hughes" or the "Company") completed a merger with Western Atlas Inc. ("Western Atlas") by issuing 148.6 million shares of its common stock for all of the outstanding common stock of Western Atlas (the "Merger"). Each share of Western Atlas common stock was exchanged for 2.7 shares of Baker Hughes common stock. Western Atlas is a leading supplier of oilfield services and reservoir information technologies for the worldwide oil and gas industry. It specializes in land, marine and transition-zone seismic data acquisition and processing services, well-logging and completion services and reservoir characterization and project management services.

In connection with the acquisition of Western Atlas, the Company recorded a charge of $201.9 million for merger related expenses during the three month period ended September 30, 1998. Merger expenses included: transaction costs, including banking and legal fees, printing and other costs directly related to the merger; and employee costs, including payments made under various change in control provisions of employment contracts of certain officers of Western Atlas and Baker Hughes, service benefits paid to terminated employees whose responsibilities were redundant as a result of the merger and a noncash charge related to the triggering of change in control rights contained in certain Western Atlas employee stock option plans which occurred as a result of the merger.

The Merger was accounted for as a pooling of interests and, accordingly, all prior period consolidated financial statements of Baker Hughes have been restated to include the results of operations, financial position and cash flows of Western Atlas. Information concerning common stock, employee stock plans and per share data has been restated on an equivalent share basis. The consolidated financial statements as of September 30, 1997 and for each of the three years in the period ended September 30, 1997 include Baker Hughes' previous September 30 fiscal year amounts and Western Atlas' December 31 calendar year amounts for the respective fiscal years of Baker Hughes. Consolidated financial statements for the three months ended December 31, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED


include amounts for Baker Hughes and Western Atlas for the three months ended December 31, 1997. As a result, Western Atlas' results of operations for the three months ended December 31, 1997 are included in both the consolidated financial statements for the year ended September 30, 1997 and for the three months ended December 31, 1997. Unless the context expressly requires a different reading, references to specific year periods in MD&A refer to the Company's fiscal year then ended September 30.

BUSINESS ENVIRONMENT

The Company is primarily engaged in the oilfield service industry. Oilfield operations generated more than 90% of the Company's consolidated revenues in the Transition Period, 1997, 1996 and 1995 and currently consists of eight business units - Baker Atlas, Baker Hughes INTEQ, Baker Oil Tools, Baker Petrolite, Centrilift, E&P Solutions, Hughes Christensen and Western Geophysical - that manufacture and sell equipment and provide services used in the drilling, completion, production and maintenance of oil and gas wells and in reservoir measurement and evaluation. The business environment for the Company and its corresponding operating results are affected significantly by the petroleum industry exploration and production expenditures. These expenditures are influenced strongly by oil company expectations about the supply and demand for crude oil and natural gas, energy prices and finding and development costs. Petroleum supply and demand, pricing and finding and development costs, in turn, are influenced by numerous factors including, but not limited to, those described above in "Forward-Looking Statements".

Four key factors which currently influence the worldwide crude oil market and therefore current and future expenditures for exploration and development by our customers are:

   1) The degree to which certain large producing countries, in particular Saudi Arabia, Venezuela, and Mexico, are willing and able to restrict production and exports of crude oil.

   2) The increasing rate of depletion of known hydrocarbon reserves. Technological advances are resulting in accelerated decline rates and shorter well lives. In general, accelerated decline rates require additional customer spending to hold production levels.

   3) The level of economic growth in certain key areas of the world, particularly developing Asia, where the correlation between energy demand and economic growth is particularly strong.

   4) The amount of crude oil in storage relative to historic levels.

These four factors, together with oil and gas company projections for future commodity price movement, influence overall levels of expenditures for exploration and development by the Company's customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED


More specifically, two key factors influence the level of exploration and development spending:

   1) Technology: Advances in the design and application of more technologically advanced products and services allow oil and gas companies to drill fewer wells, place the wells they drill more precisely in the higher yielding or more easily produced hydrocarbon zones of the reservoir and allow operators to drill, complete and operate wells at lower overall costs.

   2) Price Volatility: Changes in hydrocarbon markets create uncertainty in the future price of hydrocarbons and therefore create uncertainty about the aggregate level of customer spending. Multi-year projects, such as deep-water exploration and drilling, are the least likely to be impacted by price volatility. Projects with relatively short payback periods or low profit margins, such as workover activity or the extraction of heavy oil, are more likely to be impacted.

Crude oil and natural gas prices and the Baker Hughes rotary rig count are summarized in the tables below as averages followed by the Company's outlook. While reading the Company's outlook set forth below, caution is advised that the factors described above in "Forward-Looking Statements" and "Business Environment" could negatively impact the Company's expectations for oil demand, oil and gas prices and drilling activity.

OIL AND GAS PRICES

                                                       Year Ended September 30,
                                 Three Months Ended  -----------------------------
                                  December 31, 1997   1997      1996         1995
                                 ------------------  -----      -----        -----
WTI ($/bbl)                             20.02        21.83      20.51        18.29
U. S. Spot Natural Gas ($/mcf)           2.72         2.47       2.21         1.42

Crude oil prices experienced downward pressure due to increased supply from renewed Iraqi exports, increased OPEC production, higher inventories (particularly in North America) and a simultaneous slowing of demand growth due to the Asian economic downturn. U.S. natural gas prices remained strong during most of the quarter ended December 31, 1997, averaging above $2.00 per mcf, reflecting relatively tight supply and demand conditions in North America.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED


ROTARY RIG COUNT

                                                     Year Ended September 30,
                        Three Months Ended        -------------------------------
                         December 31, 1997        1997         1996         1995
                        ------------------        -----        -----        -----
U.S. - Land                            873          788          652          638
U.S. - Offshore                        125          118          107          100
Canada                                 448          340          247          247
                                     -----        -----        -----        -----
      North America                  1,446        1,246        1,006          985
                                     -----        -----        -----        -----
Latin America                          280          277          279          266
North Sea                               55           58           53           42
Other Europe                            56           57           69           66
Africa                                  75           80           76           65
Middle East                            165          150          138          123
Asia pacific                           173          181          173          186
                                     -----        -----        -----        -----
      International                    804          803          788          748
                                     -----        -----        -----        -----
Worldwide                            2,250        2,049        1,794        1,733
                                     -----        -----        -----        -----
U.S. Workover                        1,427        1,412        1,306        1,298

OUTLOOK

In 1998 declining demand from developing Asia and a warmer than normal winter coupled with increases in Iraqi exports and increases in nonOPEC and OPEC supply resulted in historically high inventory levels and lower oil prices. Oil prices that had ranged from $18-$26/barrel in 1997 fell to $15-$18/barrel in the first part of 1998. At the end of 1998 oil prices were trading between $10-$14/barrel. In response to lower oil prices and expectations for continued low oil prices in 1999, oil companies cut upstream capital spending particularly in the second half of 1998.

Oil prices are expected to remain at relatively low levels throughout 1999. As a result, 1999 oil company upstream capital spending is expected to be significantly lower when compared to 1998. Cuts in upstream capital spending were more significant in North America and South America than in the rest of the world in 1998. The Company expects customer spending in the first 2 quarters of 1999 to decline sequentially from the prior quarters.

As a result of the significant change in market conditions described above, the Company provided for various reserves and recorded write-downs during the third quarter of 1998 for the impairment of inventory, property and goodwill, severance for 3,400 employees under existing benefit plans and settlement of abandoned leases and other contractual obligations. Such reserves and write-downs aggregated $549.0 million.

DISCONTINUED OPERATIONS

On October 31, 1997, Western Atlas distributed all the shares of UNOVA, Inc. ("UNOVA"), its then wholly owned industrial automation systems subsidiary, as a stock dividend to its shareholders (the "Spin-off"). The operations of UNOVA for the Transition Period, 1997, 1996 and 1995 are classified as discontinued operations in the Company's consolidated condensed financial statements. For periods prior to the Spin-off, cash, debt, and the related net interest expense were allocated based on the capital needs of UNOVA's operations. All corporate general and administrative costs of the Company are included in continuing operations and no allocation was made to UNOVA for any of the periods presented.

The UNOVA results of operations for 1997 include a $203.0 million charge for acquired in-process research and development activities related to UNOVA's acquisition of Norand Corporation and United Barcode Industries in April 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


ACQUISITIONS

In addition to the acquisitions discussed below the Company made several strategic acquisitions to expand its technology base and to increase its presence in key geographic areas. None of the acquisitions individually or in the aggregate are material to the Company's consolidated financial statements.

PETROLITE

On July 2, 1997, the Company completed the acquisition of Petrolite Corporation ("Petrolite"). Baker Hughes issued 19.3 million shares of its common stock having an aggregate value of $730.2 million. Additionally, the Company assumed Petrolite's outstanding vested and unvested employee stock options which had a fair market value of $21.0 million resulting in total consideration of $751.2 million. The Company recorded an unusual charge of $35.5 million related to the combination of Petrolite with Baker Performance Chemicals, the Company's existing oilfield and industrial chemicals operations, forming Baker Petrolite, a leading provider of oilfield chemicals in the major oilfield markets.

DRILEX

On July 14, 1997, the Company acquired Drilex International Inc. ("Drilex"), a provider of products and services used in the directional and horizontal drilling and workover of oil and gas wells, for 2.7 million shares of the Company's common stock. The acquisition of Drilex which has been combined with the operations of Baker Hughes INTEQ in Oilfield Operations provides the Company with an increased presence in the growing U.S. land directional and horizontal drilling market. In connection with the acquisition of Drilex, the Company recorded an unusual charge of $7.1 million related to transaction and other one-time costs.

RESULTS OF OPERATIONS

REVENUES

TRANSITION PERIOD

Consolidated revenues for the three months ended December 31, 1997 were $1,572.9 million, an increase of 30.4% over revenues in the same period in 1996 of $1,206.7 million.

1997 vs. 1996

Consolidated revenues for 1997 were $5,343.6 million, an increase of 20% over 1996 revenues of $4,445.8 million. Sales revenues was up $419.9 million, an increase of 21%, and services and rentals revenues was up $477.9 million, an increase of 20%, in each case, when compared to 1996. Approximately 65% of the Company's 1997 consolidated revenues were derived from international activities. Revenue from 1997 acquisitions contributed $218.7 million of the revenue improvement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


Revenue growth outpaced rig count increases in most areas of the world. In particular, revenues in Venezuela increased $136.2 million, or 55.2%, as that country continued to work towards its then stated goal of significantly increasing production.

1996 vs. 1995

Consolidated revenues for 1996 increased $525.4 million, or 13%, over 1995. Sales revenues and services and rentals revenues were both up 13% from 1995. International activities accounted for approximately 67% of consolidated 1996 revenues. Activity was particularly strong in several key oilfield regions of the world including Nigeria where revenues increased 30.7% and the North Sea where revenues grew 21.8%, in each case when compared to 1995. Strong drilling activity drove a 35.5% increase in Venezuela revenues.

GROSS MARGIN

Gross margins for the Transition Period, 1997, 1996 and 1995, were 33.5%, 31.2%, 31.1% and 30.8%, respectively. The increases result primarily from increased revenues, changes in the revenue mix and continued emphasis on productivity and cost improvements.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative ("SG&A") expense as a percent of consolidated revenues for the Transition Period, 1997, 1996 and 1995 were 20.6%, 19.4%, 19.8% and 20.9%, respectively. The increase in SG&A resulted from increased marketing, field operations, manufacturing and business support to keep pace with the increased activity levels. Employee training and development efforts were also increased.

UNUSUAL CHARGE

1997: During 1997, the Company recorded unusual charges of $52.1 million. In connection with the acquisitions of Petrolite and Drilex, the Company recorded unusual charges of $35.5 million and $7.1 million, respectively, to combine the acquired operations with those of the Company. An additional $9.5 million charge was recorded as a result of the decision to discontinue a low margin, oilfield product line in Latin America and to sell the Tracor Europa subsidiary, a computer peripherals operation. This resulted in a write-down of the investment in Tracor Europa to net realizable value. Cash provisions of the unusual charge totaled $19.4 million. The Company spent $5.5 million during 1997 and $1.6 million during the Transition Period. The Company has spent substantially all of the remaining $12.3 million in 1998. Such expenditures relate to specific plans and clearly defined actions and were funded from operations and available credit facilities.

1996: During 1996, the Company recorded an unusual charge of $39.6 million. The charge consisted of the write-off of $8.5 million of Oilfield Operations patents that no longer protected commercially significant technology, a $5.0 million impairment of a Latin America joint venture due to changing market conditions in the region in which it operates, restructuring charges totaling $24.1 million, and $2.0 million of other charges. The restructuring charges included the downsizing of

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


Baker Hughes INTEQ's Singapore and Paris operations, a reorganization of EIMCO Process Equipment's Italian operations and the consolidation of certain Baker Oil Tools manufacturing operations. Noncash provisions of the charge totaled $25.3 million and consisted primarily of the write-down of assets to net realizable value. The remaining $14.3 million of the charge represents expected cash expenditures related to severance under existing benefit arrangements, abandoned leases and the relocation of people and equipment. The Company spent $4.2 million of the cash during 1996, $6.3 million during 1997 and the remaining $3.8 million during the Transition Period.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

In the Petrolite acquisition, the Company allocated $118.0 million of the purchase price to in- process research and development. In accordance with generally accepted accounting principles, the Company recorded the acquired in-process research and development as a charge to expense because its technological feasibility had not been established and it had no alternative future use at the date of acquisition.

INTEREST EXPENSE

Interest expense in the Transition Period increased $4.0 million and in 1997 increased $3.5 million from the respective periods in 1996 due to higher debt levels that funded acquisitions, capital expenditures and working capital. Interest expense in 1996 decreased $1.2 million from 1995 as a result of lower debt levels.

SPIN-OFF RELATED COSTS

Costs related to the spin-off of UNOVA of $8.4 million were charged to continuing operations during 1997.

GAIN ON SALE OF VARCO STOCK

In May 1996, the Company sold 6.3 million shares of Varco International, Inc. ("Varco") common stock, representing its entire investment in Varco. The Company received net proceeds of $95.5 million and recognized a pretax gain of $44.3 million. The Company's investment in Varco was accounted for using the equity method. Equity income included in the Consolidated Statements of Operations for 1996 and 1995 was $1.8 million and $3.2 million, respectively.

INCOME TAXES

The Company reached an agreement with the Internal Revenue Service ("IRS") to close the audit of its 1992 and 1993 U.S. consolidated income tax returns. The principal issue in the examination related to inter-company pricing on the transfer of goods and services between U.S. and non-U.S. subsidiary companies. As a result of the agreement, the Company recognized a tax benefit through the reversal of deferred income taxes previously provided of $11.4 million (approximately $0.04 per share) in the quarter ended June 30, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


The effective income tax rate for the Transition Period was 37.9% as compared to 44.9% in 1997, 40.7% in 1996 and 41.2% in 1995. The effective rates differ from the federal statutory rate in all years due primarily to taxes on foreign operations and nondeductible goodwill amortization. The increase in the rate for 1997 is due in large part to the nondeductible charge for the acquired in-process research and development related to the Petrolite acquisition offset by the IRS settlement as explained above.

CAPITAL RESOURCES AND LIQUIDITY

OPERATING ACTIVITIES

Net cash inflows from operating activities of continuing operations were $141.1 million, $713.5 million, $636.6 million and $397.0 million in the Transition Period, 1997, 1996 and 1995, respectively, and continue to provide the principal source of the Company's liquidity. The primary use of cash by operating activities was to fund increased working capital due to increased levels of activity.

INVESTING ACTIVITIES

Net cash outflows from investing activities of continuing operations were $319.2 million in the Transition Period, $971.8 million in 1997, $485.4 million in 1996 and $314.4 million in 1995.

Property additions increased as the Company added capacity to meet increased market demand and due to an increase in the acquisition of multiclient seismic data. The Company expects 1998 capital expenditures to be in excess of $1.2 billion. Funds provided from operations and outstanding lines of credit are expected to be adequate to meet future capital expenditure requirements.

The Company obtained $68.7 million of cash from the two stock acquisitions of Petrolite Corporation and Drilex that occurred in 1997. In July 1997, the Company sold all of the marketable securities it obtained from Wm. S. Barnickel & Company in association with the Petrolite acquisition for $48.5 million. In May 1996, the Company sold its entire investment in Varco receiving net proceeds of $95.5 million.

The assets of the Company's seismic equipment manufacturing operations were sold in 1995 for $122.0 million in cash.

During the June 1997 quarter, the Company began a multi-year initiative designed to develop and implement an enterprise wide software system. The initiative, named "Project Renaissance," will utilize SAP's R/3 as its software platform across the whole of the Company and is expected to cost in excess of $300 million over a four year period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


FINANCING ACTIVITIES

Net cash inflows (outflows) from financing activities of continuing operations were $173.7 million in the Transition Period and $462.3 million, ($133.9) million and ($118.2) million in 1997, 1996 and 1995, respectively.

Total debt outstanding at December 31, 1997 was $1,788.1 million, compared to $1,589.5 million at September 30, 1997. The debt to equity ratio was 0.51 at December 31, 1997 compared to 0.46 at September 30, 1997. The increase from the prior year is primarily due to increased borrowings to fund capital expenditures and increases in working capital. Debt increased in 1997 due primarily to the acquisitions of Norand Corporation for $280.0 million and United Barcode Industries for $107.0 million. These companies were integrated into the Company's industrial automation systems operations and included in the Spin-off.

Cash dividends in 1997 increased due to the increase in the number of shares of common stock outstanding. On an annualized basis the cash dividend of $0.46 per share of common stock will require approximately $150.0 million of cash which compares to an annual requirement of approximately $80.0 million before the merger with Western Atlas.

In June 1995, the Company repurchased all outstanding shares of its convertible preferred stock for $167.0 million. Existing cash on hand and borrowings from commercial paper and revolving credit facilities funded the repurchase. Cash dividends decreased in 1996 due to the repurchase.

At December 31, 1997, the Company had $1,044.9 million of credit facilities with commercial banks, of which $700.0 million is committed. These facilities are subject to normal banking terms and conditions that do not materially restrict the Company's activities.

ACCOUNTING STANDARDS

POSTEMPLOYMENT BENEFITS

The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 112, Employers' Accounting for Postemployment Benefits, effective October 1, 1994. The Company recognized a charge to income of $14.6 million ($.05 per share), net of a $7.9 million tax benefit, in the first quarter of 1995. Expense under SFAS No. 112 for 1995 was not significantly different from the prior method of cash basis accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective October 1, 1996. The statement sets forth guidance as to when to recognize an impairment of long-lived assets, including goodwill, and how to measure such an impairment. The methodology set forth in SFAS No. 121 is not significantly different from the Company's prior policy and, therefore, the adoption of SFAS No. 121 does not have a significant impact on the consolidated financial statements, as it relates to impairment of long-lived

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


assets used in operations. However, SFAS No. 121 also addresses the accounting for long-lived assets to be disposed of and requires these assets to be carried at the lower of cost or fair market value, rather than the lower of cost or net realizable value, the method that was previously used by the Company. The Company recognized a charge to income of $12.1 million ($.04 per share), net of a tax benefit of $6.0 million, as the cumulative effect of a change in accounting in the first quarter of 1997.

STOCK BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, Accounting for Stock-Based Compensation, effective October 1, 1996. SFAS No. 123 permits, but does not require, a fair value based method of accounting for employee stock option plans which results in compensation expense being recognized in the results of operations when stock options are granted. The Company continues to use the intrinsic value method of accounting for such plans where no compensation expense is recognized when the exercise price of an employee stock option is equal to the market price of the Company's common stock on the grant date.

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which for the Company is effective in the year ending December 31, 1998. SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. The Company has determined that additional disclosures will be required for future periods.

DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

In February 1998, SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued that revises required disclosures about pensions and postretirement benefit plans. SFAS No. 132 is effective for the Company starting in 1998. The Company has determined that additional disclosures will be required for the 1998 fiscal year end reporting.

DERIVATIVE AND HEDGE ACCOUNTING

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income.

SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 1999. Retroactive application to periods prior to adoption is not allowed. The Company has not quantified the impact of the adoption of SFAS No. 133 on its consolidated financial statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


YEAR 2000 ISSUE

The Year 2000 issue is the result of computer programs that use only two digits to identify a year rather than four. If not corrected, computer applications could fail or create erroneous results before, during and after the Year 2000.

The Company is currently assessing the cost and uncertainties related to the Year 2000 issue using internal and external resources. Based on preliminary information, the Company currently believes that with certain modifications, upgrades and, in some instances, converting to new software, the Company will have substantially addressed the Year 2000 issues with respect to its software, hardware and products without significant impact on its operating systems. The estimated costs for the Company to substantially address these Year 2000 issues are not expected to be material to the Company's financial position, results of operations or liquidity. Additionally, the Company is not aware of Year 2000 issues of its customers or suppliers that would be material to the Company's financial position, results of operations or liquidity.

QUALITATIVE AND QUANTITATIVE MARKET RISK DISCLOSURES

The Company is exposed to certain market risks which are inherent in the Company's financial instruments arising from transactions which are entered into in the normal course of business. The Company may enter into derivative financial instrument transactions in order to manage or reduce market risk; that is, the Company does not enter into derivative financial instrument transactions for speculative purposes. A discussion of the Company's primary market risk exposure in financial instruments is presented below.

LONG-TERM DEBT

The Company is subject to interest rate risk on its long term fixed interest rate debt. Commercial paper borrowings and borrowings under revolving credit facilities do not give rise to significant interest rate risk because these borrowings have maturities of less than three months. All other things being equal, the fair market value of debt with a fixed interest rate will increase as interest rates fall and the fair market value will decrease as interest rates rise. This exposure to interest rate risk is managed by borrowing money that has a variable interest rate or using interest rate swaps to change fixed interest rate borrowings to variable interest rate borrowings. Generally, the Company maintains a variable interest rate mix of between 50% and 60% of total borrowings.

The following table sets forth, as of December 31, 1997, the Company's principal cash flows for its long-term debt obligations, which bear a fixed rate of interest and are denominated in U.S. dollars, and the related weighted average interest rates by expected maturity dates. Additionally, the table

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


sets forth the notional amounts and weighted average interest rates of the Company's interest rate swaps by expected maturity.

                                  1998             1999            2000       2001      2002      Thereafter   Total    Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                  $  49.1          $ 150.0         $  93.0                          $ 890.6(1)  $ 1,182.7  $ 1,257.9
    Weighted average              5.65%            7.73%           8.59%                            6.11%         6.48%
           interest rates
Fixed to variable swaps         $ 230.5                          $ 93.0
     Pay rate                     3.55%(2)                         7.82(3)
     Receive rate                 3.50%                           8.59%


(1) Includes a zero-coupon instrument with an accreted value of $265.7 million at December 31, 1997.

(2)  30-day commercial paper minus 1.96% settled at maturity in May 1998.

(3)  Six-month LIBOR plus 2% settled semi-annually, maturing in January 2000.

Included in the table above in the "Thereafter" column is the Company's Liquid Yield Option Notes ("LYONS") which are convertible into Company common stock at the option of the holder. As such, the fair value of the LYONS is determined, in addition to changes in interest rates, by changes in the market price of the Company's common stock. Holding interest rates constant, a 20% decline in the market price of the Company's common stock would cause the fair value of the LYONS at December 31, 1997 to decrease by a comparable percent amount during the period as the LYONS traded more like an equity instrument than a debt instrument because the market price of the Company's common stock at December 31, 1997 of $43.63 was significantly above the LYONS conversion price of $37.35.

INVESTMENTS

The Company's investment in common stock and common stock warrants of Tuboscope, Inc. ("Tuboscope") is subject to equity price risk as the common stock of Tuboscope is traded on the New York Stock Exchange. Warrants to buy shares of Tuboscope common stock derive their value, in part, from the market value of Tuboscope common stock. This investment is classified as available for sale and, consequently, is reflected in the consolidated statement of financial position at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. The Company has no current intention of acquiring or disposing of its interest in Tuboscope; however, the Company's intentions may change in light of facts and circumstances that may arise in future dealings in the marketplace or other events affecting Tuboscope or the Company and the operation of the terms of their agreements.

At December 31, 1997, the fair value of the Company's investment in common stock and common stock warrants of Tuboscope was $91.4 million. The Tuboscope common stock was valued at the closing price reported on the New York Stock Exchange, and the warrants were valued using the Black-Scholes option-pricing model. No actions have been taken by the Company to hedge this market risk exposure. A 20% decline in the market price of the Tuboscope common stock would cause the fair value of the investment in common stock and common stock warrants of Tuboscope to decrease $20.3 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS CONTINUED


FOREIGN CURRENCY

The Company's operations are conducted around the world in a number of different currencies. As such, there is exposure to future earnings due to changes in foreign currency exchange rates when transactions are denominated in currencies other than the Company's functional currency, which is the primary currency in which the Company conducts business.

As a general rule, the Company hedges all or part of the future earnings exposure when it believes the risk of loss is greater than the cost of the associated hedge. At December 31, 1997, the Company had entered into Norwegian Krone denominated commitments of $84.0 million to purchase two seismic vessels in 1999. The Company entered into forward exchange contracts with notional amounts of $88.9 million at December 31, 1997 to hedge these commitments. The notional amounts are used to express the volume of these transactions and do not represent exposure to loss. The carrying value of the contracts was not significant. The fair value of the contracts were based on year-end quoted rates for purchasing contracts with similar terms and maturity dates. Foreign currency gains and losses for such purchases are deferred and will become part of the bases of the assets. The counterparties to the Company's forward contracts are major financial institutions. The credit ratings and concentration of risk of these financial institutions are monitored on a continuing basis and, in management's opinion, present no significant credit risk to the Company.

Certain short-term borrowings of the Company are denominated in a currency other than its functional currency. At December 31, 1997, the Company's nonfunctional currency short-term borrowings totaled $8.7 million where the primary exposure was to the French Franc. A 10% appreciation of the U.S. Dollar against this currency would not have a significant effect on the future earnings of the Company.

                           Baker Hughes Incorporated
                            SELECTED FINANCIAL DATA

                                                    Three
                                                 Months Ended                           Year Ended September 30,
(In millions, except per share amounts)           December 31,  -----------------------------------------------------------------
                                                     1997           1997          1996          1995          1994         1993
                                                  ----------    ----------    ----------    ----------    ----------   ----------
Total revenues                                    $  1,572.9    $  5,343.6    $  4,445.8    $  3,920.4    $  3,699.3   $  3,863.4
                                                  ----------    ----------    ----------    ----------    ----------   ----------

Income from continuing operations
     before cumulative effect of accounting
     changes                                      $    111.2    $    200.9    $    246.4    $    181.4    $    170.9   $     99.7
Per share of common stock:
     Income from continuing operations
         before cumulative effect of
         accounting changes -
           Basic                                        0.35          0.67          0.86          0.55          0.59         0.32
           Diluted                                      0.34          0.66          0.85          0.54          0.58         0.32
     Dividends                                         0.115          0.46          0.46          0.46          0.46         0.46

Financial Position:
  Total assets                                    $  7,236.1    $  7,087.0    $  5,796.6    $  5,435.2    $  5,141.3   $  4,900.0
   Long-term debt                                    1,610.7       1,473.3       1,124.2       1,295.3       1,128.0      1,108.2


See Notes 1 and 2 of Notes to Consolidated Financial Statements for a discussion of the merger with Western Atlas Inc. and the adoption of new accounting standards in 1997 and 1995. In 1994, the Company adopted new accounting standards related to accounting for income taxes and employers accounting for post retirement benefits other than pensions. See Note 7 of Notes to Consolidated Financial Statements for a discussion of acquisitions made in the Transition Period, 1997, 1996 and 1995. The Company sold EnviroTech Pumpsystems and EnviroTech Measurements and Controls in 1994. See Note 8 of Notes to Consolidated Financial Statements for a description of the unusual charge-net in 1997 and 1996. The usual charge-net in 1994 consisted of the restructuring and reorganization of certain Oilfield divisions and the discontinuance of an MWD product line, offset by an insurance recovery. The unusual charge-net in 1993 consisted primarily of litigation settlements. The Company repurchased or defeased debt in 1994 resulting in an extraordinary loss.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                               BAKER HUGHES INCORPORATED



Date:  December 18, 1998                       By: /s/ Lawrence O'Donnell, III
                                                  -----------------------------
                                                       Lawrence O'Donnell, III
                                                       Vice President and
                                                       General Counsel

                                 EXHIBIT INDEX


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
23.1      CONSENT OF DELOITTE & TOUCHE LLP
27.1      RESTATED FINANCIAL DATA SCHEDULES
27.2      RESTATED FINANCIAL DATA SCHEDULES
27.3      RESTATED FINANCIAL DATA SCHEDULES
27.4      RESTATED FINANCIAL DATA SCHEDULES
27.5      RESTATED FINANCIAL DATA SCHEDULES